                                                                    EXHIBIT 20.1

           COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

        UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The  following   unaudited  pro  forma  combined   financial
statements  should  be read in  conjunction  with the  historical consolidated  financial statements,  including the notes thereto, of Comstock  Resources,  Inc.  ("Comstock") and DevX Energy, Inc.
("DevX") which are included as an exhibit to this  document.  The unaudited  pro  forma  financial  statements  are  presented  for illustration  purposes only, in accordance  with the  assumptions set  forth  below,  and are  not  necessarily  indicative  of the operating results of financial  position that would have occurred if the merger had been completed on the assumed dates.  Nor is it
necessarily   indicative  of  future  operating  results  or  the
financial position of the combined enterprise.

                               P-1

            COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   Year Ended December 31, 2000

                                                                              Pro Forma     Pro Forma
                                                      Comstock       DevX    Adjustments     Combined
                                                      --------     --------   ---------     ---------
                                                       (In thousands, except per share amounts)

Revenues:
     Oil and gas sales.............................   $169,350     $ 35,991   $   6,214(a)  $ 211,555
     Other income..................................        352           90        --             442
                                                      --------     --------   ---------     ---------
     Total revenues................................    169,702       36,081       6,214       211,997
                                                      --------     --------   ---------     ---------
Expenses:
     Oil and gas operating.........................     29,707        1,727       6,214 (a)    37,648
     Exploration...................................      3,192         --           800 (b)     3,992
     Depreciation, depletion and amortization......     44,958        8,637      13,473 (c)    58,431
                                                                                 (8,637)(d)
     General and administrative, net...............      3,537        4,497      (4,497)(e)     3,537
     Interest......................................     24,611       17,264     (17,264)(f)    35,099
                                                                                 10,488 (g)
     Change in fair value of derivatives                  --          1,945        --           1,945
                                                     ---------     --------   ---------     ---------
Income before income taxes                              63,697        2,011       5,637        71,345
Provision for income taxes                             (22,294)         642      (3,319)(h)   (24,971)
                                                     ---------     ---------  ---------     ---------
Income                                                  41,403        2,653       2,318        46,374
Preferred stock dividends                               (2,471)        --          --          (2,471)
                                                     ---------     --------   ---------     ---------
Net income attributable to common stock              $  38,932    $   2,653   $   2,318     $  43,903
                                                     =========    =========   =========     =========

Net income  per share:
              Basic................................. $    1.48                              $  1.67
                                                     =========                              ========
              Diluted............................... $    1.21                              $  1.36
                                                     =========                              ========
Weighted average shares outstanding:
              Basic.................................    26,290                                26,290
                                                     =========                              ========
              Diluted...............................    34,219                                34,219
                                                     =========                              ========

 See accompanying notes to unaudited pro forma combined financial statements.

                               P-2

            COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
               Nine Months Ended September 30, 2001

                                                                              Pro Forma     Pro Forma
                                                      Comstock       DevX    Adjustments     Combined
                                                      --------     --------   ---------     ---------
                                                       (In thousands, except per share amounts)
Revenues:
     Oil and gas sales..............................  $ 143,521     $ 27,421   $   5,105 (a) $ 176,047
     Other income...................................        381          377       --              758
                                                      ---------     --------   ---------     ---------
Total revenues.................................         143,902       27,798       5,105       176,805
                                                      ---------     --------   ---------     ---------
Expenses:
     Oil and gas operating..........................     25,064        1,160       5,105 (a)    31,329
     Exploration....................................      3,371       --             536 (b)     3,907
     Depreciation, depletion and amortization.......     36,458        7,087       8,934 (c)    45,392
                                                                                  (7,087)(d)
     General and administrative, net................      2,450        4,139      (4,139)(e)     2,450
     Interest.......................................     15,479        5,518      (5,518)(f)    22,433
                                                                                   6,954 (g)
     Change in Fair Value of Derivatives............       --         (3,730)        --         (3,730)
                                                      ---------     --------   ---------     ---------
Income before income taxes..........................     61,080       13,624         320        75,024
Provision for income taxes..........................    (21,378)      (5,040)        160 (h)   (26,258)
                                                      ---------     --------   ---------     ---------
Income..............................................     39,702        8,584         480        48,766
Preferred stock dividends...........................     (1,199)       --             --        (1,199)
                                                      ---------     --------   ---------     ---------
Net income attributable to common stock.............  $  38,503     $  8,584   $     480     $  47,567
                                                      =========     ========   =========     =========
Net income  per share:
              Basic.................................  $    1.32                              $    1.63
                                                      =========                              =========
              Diluted...............................  $    1.14                              $   1.40
                                                      =========                              =========
Weighted average shares outstanding:
              Basic.................................     29,207                                 29,207
                                                      =========                              =========
              Diluted...............................     34,851                                 34,851
                                                      =========                              =========

 See accompanying notes to unaudited pro forma combined financial statements.

                               P-3

            COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                     As of September 30, 2001

                              ASSETS

                                                                              Pro Forma     Pro Forma
                                                      Comstock       DevX    Adjustments     Combined
                                                      --------     --------   ---------     ---------
                                                       (In thousands, except per share amounts)

Cash and Cash Equivalents...........................  $  3,088     $  11,168   $   --        $ 14,256
Accounts Receivable:
     Oil and gas sales..............................    18,342         5,275       --          23,617
     Joint interest operations......................     2,569            61       --           2,630
Other Current Assets................................     2,146           744       --           2,890
                                                      ---------    ---------   ---------     ---------
              Total current assets..................    26,145        17,248       --           43,393
Property and Equipment:
     Unevaluated oil and gas properties.............    12,356          --         --           12,356
     Oil and gas properties, successful efforts method 730,730       211,411    (211,411)(i)    88,962
                                                                                 158,232 (j)
     Other. . ......................................     2,618           457        (457)(i)     2,618
     Accumulated depreciation, depletion and
         amortization...............................  (265,006)     (101,593)    101,593 (i)  (265,006)
                                                      ---------    ---------   ---------     ---------
           Net property and equipment...............   480,698       110,275      47,957       638,930
Deferred Tax Asset..................................     --            1,221      (1,221)(k)     --
Other Assets........................................     5,056         3,994      (3,994)(l)     5,056
                                                      ---------    ---------   ---------     ---------
                                                      $511,899     $ 132,738   $  42,742     $ 687,379
                                                      =========    =========   =========     =========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Portion of Long-Term Debt...................  $     417    $    --     $    --       $     417
Accounts Payable and Accrued Expenses...............     37,299       10,697      11,113 (m)    59,109
                                                      ---------    ---------   ---------     ---------
              Total current liabilities.............     37,716       10,697      11,113        59,526
Long-Term Debt, less current portion................    206,000       50,000     (49,776)(n)   353,591
                                                                                 147,367 (o)
Derivatives   ......................................       --          1,779        --           1,779
Deferred Taxes Payable..............................     39,969        --          4,300 (k)    44,269
Reserve for Future Abandonment Costs................      7,557        --            --          7,557
Stockholders' Equity:
     Preferred stock...............................      17,573        --            --         17,573
     Common stock.................................       14,439        2,983      (2,983)(p)    14,439
     Additional paid-in capital.....................    131,878       60,165     (60,165)(p)   131,878
     Retained earnings..............................     57,832        9,418      (9,418)(p)    57,832
     Treasury stock.................................      --            (525)        525 (p)     --
     Deferred compensation-restricted stock grants..       (876)       --                         (876)
     Accumulated other comprehensive loss...........       (189)      (1,779)      1,779 (p)      (189)
                                                      ---------    ---------   ---------     ---------

              Total stockholders' equity............    220,657       70,262     (70,262)      220,657
                                                      ---------    ---------   ---------     ---------
                                                      $ 511,899    $ 132,738   $  42,742     $ 687,379
                                                      =========    =========   =========     =========

 See accompanying notes to unaudited pro forma combined financial statements.

                               P-4

            COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

    NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                           (Continued)

(1) BASIS OF PRESENTATION -

     On December 17, 2001, Comstock Resources,  Inc. ("Comstock")  completed the acquisition of DevX Energy,  Inc. ("DevX") by acquiring 100% of the common stock of DevX for $92.6 million. Comstock also repurchased approximately $49.8 million of the outstanding DevX 12.5% Senior Notes due in 2008 for 110% of the principal amount plus accrued  interest.  The acquisition was funded by borrowings under a new  revolving  bank credit  facility  entered  into by Comstock on December 17,
2001. The new credit facility is subject to borrowing base  availability,  which will be redetermined  semiannually  based on the banks'  estimates of the future net cash flows of the borrower's oil and gas  properties.  The revolving  credit line bears  interest,  based on the  utilization  of the borrowing  base, at the option of Comstock at either (i) LIBOR plus 1.5% to 2.375% or (ii) the base rate plus 0.5% to 1.375%. The facility matures on January 2, 2005.

     The accompanying Pro Forma Consolidated Balance Sheet at September 30, 2001
and the Pro Forma  Consolidated  Statements  of  Operations  for the year  ended
December  31, 2000 and the nine  months  ended  September  30,  2001,  have been
prepared   assuming  the  acquisition  of  DevX  was  consummated  by  Comstock, immediately prior to each of the periods presented, and was funded by borrowings under Comstock's new bank credit facility.

     The Pro  Forma  Combined  Statements  of  Operations  are  not  necessarily indicative of the results of  operations  had the above  described  transactions occurred on the assumed dates.

(2) PRO FORMA ADJUSTMENTS -

     Pro forma  adjustments  necessary to adjust the Combined  Balance Sheet and
Statements of Operations are as follows:

(a)  To reclassify  certain amounts in DevX historical  financial  statements to conform to Comstock' s presentation.

(b)  To record the pro forma reversal of the  capitalization  of historical DevX exploration  expense  to  conform  to  the  successful  efforts  method  of accounting for oil and gas activities.

(c)  To record pro forma DevX depreciation,  depletion and amortization expenses recorded in accordance with the successful efforts method of accounting for oil and gas activities and based on the allocated purchase price.

                                       P-5

                    COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (Continued)

(d)  To record the  reversal  of DevX  historical  depreciation,  depletion  and amortization expenses in accordance with the full-cost method of accounting for oil and gas activities.

(e)  To reverse the costs of the closed Dallas and Ottawa  corporate  offices of
     DevX.  Comstock  hired only one former DevX employee and does not intend to add any additional  administrative employees to handle the incremental DevX activity. Accordingly, since the DevX offices have been closed and only one former  employee has been hired Comstock  believes the reduction in general and administrative  expenses of DevX is factually  supportable for this pro forma presentation.

(f)  To reverse the historical interest expense related to the DevX 12.5% Senior
     Notes.

(g)  To record interest  expense  related to borrowings  under the Company's new bank credit facility. Borrowings to finance the purchase of DevX shares and merger  costs  and  the  purchase  of the  DevX  12.5%  Senior  Notes  were approximately  $152 million.  The pro forma interest expense was calculated using Comstock's average interest rate on its prior bank credit facility of
     6.9% and 6.1% for the year  ended  December  31,  2000 and the nine  months ended September 30, 2001, respectively.

(h)  To record  income  tax  expense on the pro forma  adjustments  based on the applicable statutory tax rates.

(i)  To reverse  historical DevX property and equipment balances and the related accumulated depreciation, depletion and amortization.

                                       P-6

                    COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (Continued)

(j)  To record the estimated pro forma  allocation of the purchase  price of the acquisition of DevX,  including  estimated  merger costs, to properties and equipment  in  accordance  with the  purchase  method  of  accounting.  The following is a  calculation  and  allocation  of the purchase  price to the assets  acquired  and  liabilities  assumed  based on their  relative  fair values:

             CALCULATION OF PURCHASE PRICE -
                (In thousands except per share amount)
             Number of shares of common stock acquired      12,649
             Share purchase price ....................   $    7.32
                                                         ---------
                                                         $  92,591
             Estimated merger related costs ..........      11,113
                                                         ---------
             Purchase Price ..........................   $ 103,704
                                                         =========

             ALLOCATION OF PURCHASE PRICE -
             Current assets ..........................   $  17,248
             Properties and equipment ................     158,232
             Current liabilities .....................     (10,697)
             Long-term debt ..........................     (55,000)
             Deferred income taxes ...................      (4,300)
             Derivative liabilities ..................      (1,779)
                                                         ---------
                                                         $ 103,704
                                                         =========

     The final  purchase  price  allocation  may change due to changes in DevX's working capital or the valuation of its derivatives contracts.

(k)  To record  the pro  forma  deferred  income  tax  effect of the fair  value adjustments related to the merger in accordance with the purchase method of accounting.

(l)  To record the reversal of the  capitalized  debt issuance  costs related to
     DevX historical long-term debt.

(m)  To record the liabilities  associated with estimated  merger related costs, consisting  primarily of bankers' and other  professional  fees, as well as costs  associated  with  severance for DevX  employees and closing the DevX offices in Dallas and Ottawa.

(n)  To reflect repurchase of the DevX 12.5% Senior Notes at the actual purchase price of 110% of principal.

(o)  To  record  borrowings  under  the  bank  credit  facility  related  to the acquisition of DevX and the repurchase of the DevX 12.5% Senior Notes.

                                       P-7

                    COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (Continued)

(p)  To  reflect  the   acquisition  of  DevX  common  stock  and  common  stock
     equivalents pursuant to the merger agreement.

(3) OIL AND GAS RESERVE INFORMATION -

     The following  unaudited  table sets forth the combined  proved oil and gas reserves of Comstock and DevX at December 31, 2000:

                                      Comstock                  DevX                  Combined
                                 --------------------    --------------------    --------------------
                                   Oil         Gas         Oil         Gas         Oil          Gas
                                 (MBbls)      (MMcf)     (MBbls)      (MMcf)      MBbls)       (MMcf)
                                 --------    --------    --------    --------    --------    --------
Proved Reserves:
Beginning of year ............     19,467     258,121       4,453     139,998      23,920     398,119
Revisions of previous
     estimates ...............     (1,725)      1,205      (2,875)      6,610      (4,600)      7,815
Extensions and discoveries ...      1,599      54,574        --          --         1,599      54,574
Purchases of minerals in place        416      11,059        --          --           416      11,059
Sales of minerals in place ...       (499)       (134)         (1)     (7,035)       (500)     (7,169)
Production ...................     (1,807)    (26,990)       (216)     (9,797)     (2,023)    (36,787)
                                 --------    --------    --------    --------    --------    --------
End of year ..................     17,451     297,835       1,361     129,776      18,812     427,611
                                 ========    ========    ========    ========    ========    ========
Proved Developed Reserves:
Beginning of year ............     14,379     184,123       1,937      86,044      16,316     270,167
                                 ========    ========    ========    ========    ========    ========
End of year ..................     12,290     200,349       1,253      84,669      13,543     285,018
                                 ========    ========    ========    ========    ========    ========

   The following table sets forth the combined standardized measure of discounted future net cash flows relating to proved reserves at December 31, 2000 for Comstock and DevX:

                                                            Comstock         DevX         Combined
                                                           -----------    -----------    ----------
                                                                         (In thousands)
Cash Flows Relating to Proved Reserves:
     Future Cash Flows .................................   $ 3,590,711    $ 1,451,177   $ 5,041,888
     Future Costs:
         Production ....................................      (527,939)      (223,812)     (751,751)
         Development ...................................      (126,904)       (21,441)     (148,345)
                                                           -----------    -----------    ----------
     Future Net Cash Flows Before Income Taxes .........     2,935,868      1,205,924     4,141,792
     Future Income Taxes ...............................      (825,033)      (370,200)   (1,195,233)
                                                           -----------    -----------    -----------
     Future Net Cash Flows .............................     2,110,835        835,724     2,946,559
     10% Discount Factor ...............................      (822,071)      (465,502)   (1,287,573)
                                                           -----------    -----------   ------------
Standardized Measure of Discounted Future Net Cash Flows   $ 1,288,764    $   370,222   $ 1,658,986
                                                           ===========    ===========   ===========

                                                        P-8

                    COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (Continued)

     The  following  table sets forth the combined  changes in the  standardized measure of discounted  future net cash flows relating to proved reserves for the years ended December 31, 2000 for Comstock and DevX:

                                                     Comstock        DevX       Combined
                                                    -----------   ----------   -----------
                                                                 (In thousands)

Standardized Measure, Beginning of Year ..........  $   468,713   $  116,679   $   585,392
Net Change in Sales Price, Net of Production Costs    1,141,880      501,474     1,643,354
Development Costs Incurred During the Year Which
  Were Previously Estimated ......................       17,340       13,043        30,383
Revisions of Quantity Estimates ..................      (44,256)     (74,940)     (119,196)
Accretion of Discount ............................       51,506       11,668        63,174
Changes in Future Development Costs ..............      (41,525)        --         (41,525)
Changes in Timing and Other ......................     (166,410)        --        (166,410)
Extensions and Discoveries .......................      375,632         --         375,632
Purchases of Reserves in Place ...................       62,621         --          62,621
Sales of Reserves in Place .......................       (3,355)     (12,953)      (16,308)
Sales, Net of Production Costs ...................     (139,643)     (34,264)     (173,907)
Net Changes in Income Taxes ......................     (433,739)    (150,485)     (584,224)
                                                    -----------   ----------   -----------
Standardized Measure, End of Year ................  $ 1,288,764   $  370,222   $ 1,658,986
                                                    ===========   ==========   ===========

                                       P-9